FORM N-8A


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549


                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

     Name:     TSC UITS

     Address of Principal Business Office (No. & Street, City, State Zip Code):

               TSC UITS
               C/O ABAX BROKERAGE SERVICES LLC
               10 HIGH STREET, SUITE 70
               BOSTON, MA 02110

     Telephone Number (including area code):  (646) 350-2510

     Name and address of agent for service of process:

               TINA SINGH, C/O ABAX BROKERAGE SERVICES LLC
               88 PINE STREET, SUITE 2430
               NEW YORK, NY 10005

     Check appropriate box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A.

                             YES                 NO  X
                                 ---                ---

     Pursuant to the requirements of the Investment Company Act of 1940, the Depositor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of New York and State of New York on the 29th day of June, 2012.

                                    TSC UITS

                                    By:  ABAX BROKERAGE SERVICES LLC,
                                         Depositor

                                    By         /s/ TINA K. SINGH
                                      -------------------------------------
                                    Name           Tina K. Singh
                                        -----------------------------------
                                    Title     Chief Executive Officer
                                         ----------------------------------


ATTEST:

By     /s/ FORREST MAS
  -----------------------------
Name       Forrest Mas
    ---------------------------